Exhibit 5.1

77 WEST WACKER  •  CHICAGO, ILLINOIS  60601.1692

TELEPHONE: +1.312.782.3939 • FACSIMILE: +1.312.782.8585

June 14, 2017

Lamb Weston Holdings, Inc.
599 S. Rivershore Lane
Eagle, Idaho 83616

Re:                             Registration Statement on Form S-8 Filed by Lamb Weston Holdings, Inc.

Ladies and Gentlemen:

We have acted as counsel for Lamb Weston Holdings, Inc., a Delaware corporation (the “Company”), in connection with The Lamb Weston Holdings, Inc. Voluntary Deferred Compensation Plan (the “Voluntary Plan”) and the Lamb Weston Holdings, Inc. Directors’ Deferred Compensation Plan (together with the Voluntary Plan, the “Plans”).  In connection with the opinions expressed herein, we have examined such documents, records and matters of law as we have deemed relevant or necessary for purposes of this opinion.  Based on the foregoing, and subject to the further limitations, qualifications and assumptions set forth herein, we are of the opinion that:

1.             The $29 million of Deferred Compensation Obligations registered on the Registration Statement on Form S-8 filed by the Company on June 14, 2017 (the “Deferred Compensation Obligations”), which represent general unsecured obligations to pay deferred compensation in the future in accordance with the Plans, when issued in accordance with the provisions of the Plans, will constitute valid and binding obligations of the Company; and

2.             The provisions of the written Voluntary Plan document complies with the applicable provisions of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”).

The opinion set forth in paragraph 1 is qualified to the extent that enforceability of the obligations with respect to any Deferred Compensation Obligations or any related documents or instruments may be limited by bankruptcy, insolvency, reorganization, fraudulent transfer and fraudulent conveyance, voidable preference, moratorium or other similar laws and related regulations or judicial opinions or doctrines of general applicability from time to time in effect, including those relating to or affecting creditors’ rights generally, and by general equitable principles or fiduciary considerations and public policy considerations, whether such principles and considerations are considered in a proceeding at law or at equity.

ALKHOBAR • AMSTERDAM • ATLANTA • BEIJING • BOSTON • BRISBANE • BRUSSELS • CHICAGO • CLEVELAND • COLUMBUS • DALLAS DETROIT • DUBAI • DÜSSELDORF • FRANKFURT • HONG KONG • HOUSTON • IRVINE • JEDDAH • LONDON • LOS ANGELES • MADRID MEXICO CITY • MIAMI • MILAN • MINNEAPOLIS • MOSCOW • MUNICH • NEW YORK • PARIS • PERTH • PITTSBURGH • RIYADH SAN DIEGO • SAN FRANCISCO • SÃO PAULO • SHANGHAI • SILICON VALLEY • SINGAPORE • SYDNEY • TAIPEI • TOKYO • WASHINGTON

The opinion set forth in paragraph 2 applies only as to the form of the written Voluntary Plan document, and for purposes of such opinion we have assumed that the employees and other persons who are eligible to participate in the Voluntary Plan constitute a select group of management or highly compensated employees for purposes of ERISA.  Accordingly, but without limitation of the previous sentence, we express no opinion as to whether the employees and other persons who are eligible to participate in the Voluntary Plan constitute a select group of management or highly compensated employees or whether the Voluntary Plan will be considered “funded” for purposes of ERISA, which are factual issues depending upon the facts and circumstances in existence from time to time.

The opinions expressed herein are limited to ERISA and the General Corporation Law of the State of Delaware, and we express no opinion as to the effect of the laws of any other jurisdiction.  In addition, we have assumed that the resolutions authorizing the Company to issue the Deferred Compensation Obligations in accordance with the Plans will be in full force and effect at all times at which such Deferred Compensation Obligations are issued, and the Company will take no action inconsistent with such resolutions.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement on Form S-8 filed by the Company to effect the registration of the Deferred Compensation Obligations under the Securities Act of 1933 (the “Act”).  In giving such consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ Jones Day